Exhibit 10.6

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MASTER SERVICES AGREEMENT

DOCOLA INC

801 WEST BAY DR LARGO, FL

33770-3220

This Agreement is effective as of December 9, 2021 by and between AbbVie Corporation, a corporation under the laws of Canada and having its principal place of business at 8401 Trans- Canada Highway, St-Laurent, Quebec, Canada H4S 1Z1 (“AbbVie”) and Docola Inc., having a mailing address of 801 West Bay Dr, Largo, FL, 33770-3220 (“Service Provider”, collectively with AbbVie, the “Parties” or individually a “Party”).

AbbVie desires to retain Service Provider to provide Services (defined below) based upon the following terms and conditions:

1.       Definitions. Unless otherwise defined, capitalized terms have the meaning set forth below.

1.1	“AbbVie Data” means data which, regardless of medium (e.g., paper, electronic), AbbVie controls by determining how it is collected, processed, transmitted, viewed, accessed, or stored, including through third parties such as Service Provider. AbbVie Data includes AbbVie Personal Information (defined below) and AbbVie’s Confidential Information (defined below).

1.2	“AbbVie IP” means all Deliverables, innovations, inventions, and discoveries (whether or not patentable or copyrightable) conceived, reduced to practice, made, or developed by Service Provider (or Services Personnel (defined below)) solely or jointly with others in connection with Service Provider’s (or any Services Personnel’s) (i) performance of the Services, (ii) use of AbbVie’s Confidential Information or any AbbVie-Provided Item (defined below) that no longer falls within the definition of Confidential Information, or (iii) use of any Intellectual Property Rights owned or licensed by AbbVie or any of its Affiliates (including any modifications, enhancements or derivatives of any of the foregoing in clauses (i) through (iii)) shall be collectively referred to herein as “AbbVie IP”.

1.3	“AbbVie-Provided Items” means items AbbVie may in its discretion supply to Service Provider or allow Service Provider to have access to, for use by Service Provider in connection with the provision of Services, such as information, data, materials, equipment or other items (collectively, “AbbVie-Provided Items”).

1.4	“Affiliate” means any entity, which controls, is controlled by, or is under common control with such entity. An entity will be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity (or other comparable ownership interest for an entity other than a company) of such other entity.

This information is confidential to AbbVie.

1.5	“Confidential Information” means any and all information (i) provided by either Party (or its Affiliates or any of the foregoing’s employees, representatives, contractors or agents) (collectively, the “Disclosing Party”) to the other Party (or to its Affiliates or to any of the foregoing’s employees, representatives, contractors or agents) (collectively, the “Receiving Party”) or (ii) to which the Receiving Party otherwise gains access (whether in writing, orally, visually, through observation, or otherwise) in connection with this Agreement, or any Services or SOW, which is labeled or otherwise identified as being confidential or which would be regarded as confidential by a reasonable business person in the Disclosing Party’s position under circumstances substantially similar to those at the time of disclosure. Without limiting the generality of the foregoing, Confidential Information shall include product plans, designs, schematics, specifications, development, know-how, trade secrets, techniques, processes, procedures, results, algorithms, formulae, costs, prices, finances, marketing plans, business opportunities, research contracts, customer information (and, in the case of Deliverables (defined below), AbbVie IP, AbbVie-Provided Items, AbbVie Data and AbbVie Personal Information (defined below)), and any modifications, enhancements, or derivatives of any of the foregoing and any information, data, or materials developed using any Confidential Information. Notwithstanding the foregoing, Confidential Information (other than Personal Information (defined below)) shall not include materials, data, or information which (A) was in the public domain at the time it was disclosed or falls within the public domain after it was disclosed, other than through the fault of the Receiving Party, (B) was known to the Receiving Party (without an obligation of confidentiality with respect thereto) at the time of disclosure by the Disclosing Party, as evidenced by the Receiving Party’s written records, (C) becomes known to the Receiving Party (without an obligation of confidentiality with respect thereto) from a source other than the Disclosing Party who had the right to make such disclosure or (D) is independently developed by or for Receiving Party without use of Confidential Information of the Disclosing Party, as evidenced by Receiving Party’s written records.

1.6	“Deliverables” means, collectively, all data, reports, communications, material, deliverables, work product (inclusive of the result of all design, development, testing, integration, implementation, or other work included in or arising from the Services) made or prepared by Service Provider in performance of the Services including any items specified in the applicable SOW. Service Provider shall provide all Deliverables to AbbVie as provided in the applicable SOW or otherwise upon AbbVie’s written request.

1.7	“Disclosing Party” has the meaning defined in Section 1.5.

1.8	“Engagement” means an event, presentation, engagement, speaking requirement, task, or any other Service to be provided by Service Provider as described in each applicable SOW or PO.

1.9	“Intellectual Property” includes everything that can be protected by Intellectual Property Rights, including without limitation inventions, data, and works.

1.10	“Intellectual Property Rights” means all rights, titles, and interests granted, conferred, or recognized by any law (whether Canadian or foreign) relating to, without limitation, works, inventions (whether patentable or not), discoveries, improvements, trade secrets, know-how, scientific formulae, data, information, images, reports, results, analysis, software, models, research and development, information, technical information, prototypes, specifications, patterns, drawings, algorithms, products, compositions, processes and protocols, methods, tests, devices, computer programs, trademarks, and any and all proprietary rights provided under patent law, copyright law, trademark law, design patent or industrial design law, semi-conductor chip or mask work law, or any other statutory provision or civil or common law principle applicable to the protection of intangible proprietary information or rights, including trade secret law, which may provide a right in any of the foregoing, as well as any and all applications, registrations, or other evidence of a right in any of the foregoing, whether this right is currently granted, conferred, or recognized, or becomes so in the future.

This information is confidential to AbbVie.

1.11	“Personal Information” means any information, or set of information, including personal health information, about an identifiable individual or that could reasonably be used to identify such person, regardless of the medium in which such information is displayed, as more particularly defined in applicable federal and provincial legislation relating to privacy and personal information. “AbbVie Personal Information” shall refer to Personal Information that is Processed (defined below) for or on behalf of AbbVie and for which AbbVie is the data controller (or similar term under applicable law) as defined under applicable data protection laws.

1.12	“Processing” (and its conjugates, including without limitation “Process”) means any operation or set of operations that is performed upon Personal Information, including without limitation collecting, selling, renting, leasing, disseminating, making available, recording, retaining, altering, using, disclosing, accessing, transferring, or destroying.

1.13	“Purchase Order” or “PO” means a document submitted by AbbVie to Service Provider from time to time in writing, which provides details on the nature and price of the Services. During the term of this Agreement, AbbVie may issue one or more POs. Upon issuance of the PO, such PO shall be incorporated herein and made a part of this Agreement by reference.

1.14	“Receiving Party” has the meaning defined in Section 1.5.

1.15	“Services” means the services made available to AbbVie by Service Provider and shall include all services and other activities as set forth in an agreement, SOW (as may be amended or modified from time to time), PO, or other work instruction executed by the Parties (collectively, the “Services”).

1.16	“Services Personnel” means all persons (including employees, directors, officers, agents, consultants, and authorized subcontractors, entities, and individuals, and may include Affiliates of Service Provider) providing Services or otherwise performing any of Service Provider’s obligations hereunder or under an SOW or PO.

1.17	“Statement of Work” or “SOW” means a statement of work submitted by Service Provider to AbbVie from time to time and as may be amended from time to time in writing by the Parties. Such Statement of Work shall describe the Services and Deliverables to be provided, Service Provider’s compensation, additional terms and conditions, if any, and such other details as AbbVie and Service Provider deem appropriate. Upon execution of a SOW by both Parties, such SOW shall be incorporated herein and made a part of this Agreement by reference.

1.18	“Work Product” means, any and all Deliverables (whether copyrightable or not), inventions, discoveries and innovations, documents, materials, software (including source code), and information, directly and/or proximately conceived or developed by Service Provider in connection with Service Provider’s Deliverables hereunder and any improved, updated, upgraded, modified, customized or additional parts thereof, and all Intellectual Property rights embodied therein.

This information is confidential to AbbVie.

2.       Services. AbbVie agrees to retain Service Provider to perform the Services, on a task-by-task basis and Service Provider agrees to perform the Services on the terms and conditions set forth in this Agreement and in accordance with each applicable SOW or PO.

3.       Compensation.

3.1	In consideration for Service Provider’s preparation and performance of the Services hereunder, AbbVie shall pay Service Provider in accordance with the budget described in each applicable SOW or PO, which may be amended from time to time by both Parties in writing. AbbVie shall not be obligated to pay any broker’s or booking commissions in connection with Services. Service Provider agrees that in the event that an Engagement is cancelled by either Service Provider or AbbVie, or if an SOW or this Agreement is subject to premature termination, Service Provider will not be compensated except for expenses incurred by Service Provider or work performed by Service Provider prior to the date of such cancellation or termination. Service Provider further agrees that AbbVie shall only pay Service Provider upon completion of each Engagement. AbbVie shall not be obligated to pay to Service Provider more than the total amount of fees as set forth in the SOW or PO, under any circumstances.

3.2	Service Provider shall supply AbbVie with a detailed invoice setting forth Services, expenses, sales tax, and sales tax registration numbers, as applicable. Payment will be made within ninety (90) days of AbbVie’s receipt of such complete, accurate and otherwise undisputed invoice.

3.3	If the SOW or PO indicates that AbbVie shall cover Service Provider’s out-of-pocket expenses relating to the performance of the Service, AbbVie shall pay Service Provider for all such reasonable expenses upon presentation of appropriate receipts incurred by Service Provider, provided that:

a)	In the case of expenses relating to travel and accommodations or any other expenses exceeding fifty Canadian dollars (CAD 50), such expenses have been pre-approved in writing by AbbVie; and

b)	In no event shall the expenses exceed the amount as indicated in the SOW or PO.

3.4	Without limiting the foregoing, in connection with any travel required by Service Provider to provide the Services, AbbVie will pay for transportation, coach air fare, and reasonable hotel accommodations (including reasonable meals), provided such expenses are approved by AbbVie in advance and Service Provider submits supporting documentation for such expenses.

3.5	The amount of any payment invoiced by Service Provider represents the fair market value for the Services that Service Provider has agreed to render and has not been determined in any manner that takes into account the volume or value of any referrals or business otherwise generated between Service Provider and AbbVie.

This information is confidential to AbbVie.

3.6	AbbVie shall be entitled to deduct from any payments to Service Provider the amount of any withholding taxes with respect to such amounts payable, or any other taxes, in each case required to be withheld by AbbVie, to the extent that AbbVie pays to the appropriate governmental authority on behalf of Service Provider such taxes, levies, or charges. Upon the request of Service Provider, AbbVie shall deliver proof of payment of all such taxes, levies, and other charges and any documentation within its control that is necessary to obtain any applicable tax credit.

4.       Contacts. AbbVie’s contact during the term of the Agreement will be [***], Senior Brand Manager, Lupron PCa, [***]@abbvie.com, or whomever AbbVie may designate (the “AbbVie Contact”). Service Provider’s contact during the term of the Agreement will be [***], CEO, [***]doco.la.

5.       Review and Delivery of Reports. Service Provider shall submit written reports on the progress of the Services as reasonably requested by AbbVie and be available for telephone and/or in- person consultation to AbbVie as is reasonable and necessary to keep AbbVie advised of the progress of the Services.

6.       Term and Termination.

6.1	This Agreement shall be effective as of December 9, 2021 and continue for a period of two (2) years (“Initial Term”). At the expiration of the Initial Term, this Agreement will automatically renew for a one (1) time renewal of two (2) years (“Renewal Term”), unless AbbVie provides Service Provider with ninety (90) days written notice of its intent not to renew the Agreement prior to the expiration of the Initial Term.

6.2	The Parties may extend this Agreement by mutual written agreement.

6.3	AbbVie may terminate this Agreement without cause upon giving thirty (30) days prior written notice to Service Provider.

6.4	AbbVie may suspend all or any portion of the Deliverables associated with an SOW or PO without cause, upon twenty-four (24) hours prior written notice to Service Provider. Service Provider will resume the suspended work within three (3) days of receipt of written notice that the suspension has been lifted by AbbVie.

6.5	Notwithstanding anything else in this Agreement, AbbVie may terminate this Agreement immediately by written notice to Service Provider if it concludes, in its sole discretion, that (a) Service Provider has breached any part of Section 14 or that such a breach is substantially likely to occur; (b) Service Provider has provided any materially false or misleading information to AbbVie in connection with this Agreement or Service Provider’s performance under this Agreement; (c) Service Provider does not consent to an inspection and audit required by Section 15.4 or fails to provide access or information to AbbVie’s satisfaction; or (d) Service Provider declines to implement corrective or remedial action that AbbVie requires pursuant to Section 9.2, Section 14, or Section 15.4.

This information is confidential to AbbVie.

6.6	Either Party may terminate this Agreement, any SOW or PO, or any part thereof, as follows:

a)	upon written notice to the defaulting Party, if the defaulting Party fails to perform any material term of this Agreement and does not cure such failure within thirty (30) days after the non-defaulting Party provides notice reasonably detailing such failure;

b)	upon written notice if the other Party becomes the subject of a voluntary petition in bankruptcy or any similar proceeding relating to insolvency, receivership, or reorganization and if such petition or proceeding is not dismissed within sixty (60) days of filing. If such proceeding is involuntary and is contested in good faith, this Agreement shall terminate only after the passage of one hundred twenty (120) days without the dismissal of such proceeding;

c)	immediately in the event of a statutory, judicial, regulatory or administrative ruling or interpretation by Health Canada or any other governmental or regulatory authority which makes it impossible or commercially impracticable to continue a SOW or PO, as determined in AbbVie’s sole discretion.

6.7	If the term of any SOW or PO extends beyond the termination or expiration date of this Agreement, the applicable terms and conditions of this Agreement shall extend automatically for such SOW or PO until such SOW or PO’s termination or expiration date.

6.8	Termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto.

6.9	In the event of premature termination of the Agreement, AbbVie shall pay Service Provider for Services performed on a prorated basis and for any and all reasonable expenses incurred by Service Provider through the date of termination, subject to the requirements and limitation set out in Section 3. In no event shall such amount exceed the amount that would have been payable to Service Provider, had this Agreement and/or the applicable SOW(s) or PO(s) not been terminated.

6.10	Notwithstanding the expiration or termination of this Agreement for any reason, any obligation that by its nature should survive such termination or expiration, including without limitation any assignment, license, waiver, authorization, declaration, confidentiality obligation or other rights and obligations stipulated in sections 7, 10, and 17 of this Agreement, shall remain in force.

7.       Confidential Information.

7.1	During the term of this Agreement and for a period of ten (10) years thereafter, Service Provider shall not disclose or use AbbVie’s Confidential Information except as permitted in this Agreement or in writing by AbbVie. Service Provider undertakes to have all of Services Personnel having access to the Confidential Information under this Agreement shall abide by the confidentiality obligations set forth in this Agreement.

This information is confidential to AbbVie.

7.2	Confidential Information shall include all information concerning AbbVie and the Services disclosed to Service Provider by AbbVie, or developed as a result of Service Provider’s Services hereunder, except any portion thereof which:

a)	is known to Service Provider on a non-confidential basis before receipt thereof under this Agreement, as evidenced by Service Provider’s written records;

b)	is disclosed to Service Provider after acceptance of this Agreement by a third party who has a right to make such disclosure in non-confidential manner; or

c)	is or becomes part of the public domain through no fault of Service Provider.

7.3	Upon completion of the Services hereunder, or the termination or expiration of this Agreement, Service Provider shall return to AbbVie all Confidential Information, data, and materials provided to Service Provider by AbbVie, or developed by Service Provider as a result of Service Provider Services hereunder, as requested by AbbVie.

7.4	Service Provider shall not (a) disclose to AbbVie any information which is confidential and/or proprietary to a third party without first obtaining the written consent of both such third party and AbbVie and (b) use Confidential Information for any purpose other than that indicated in this Agreement without AbbVie's prior written approval.

8.       Data Protection and Privacy.

8.1	Description of AbbVie Personal Information. The type of AbbVie Personal Information and categories of data subjects with respect to such AbbVie Personal Information processed pursuant to this Agreement are described, each to the extent applicable, in the description of Services, an applicable SOW, PO or schedule, or as documented in the AbbVie data classification tool.

8.2	Limitation of Use. As between the Parties, AbbVie is the sole controller of AbbVie Personal Information. Service Provider shall Process AbbVie Personal Information solely on behalf of AbbVie in compliance with all applicable laws including data protection laws and solely for the purpose of providing the Services in accordance with this Agreement and any applicable Services, SOW or PO and shall not Process AbbVie Personal Information for any other purpose. Service Provider shall immediately notify AbbVie if Service Provider believes that any Processing of AbbVie Personal Information required by Service Provider in the performance of the Services or other instructions by AbbVie violates applicable data protection law. Service Provider shall not create or maintain data derived from Processing AbbVie Personal Information, except where permitted for providing the Services in accordance with this Agreement and any applicable SOW or PO.

8.3	Transmission of Personal Information. In the event this Agreement or applicable Services, SOW or PO requires Service Provider to transmit to AbbVie any Personal Information that was not Processed by Service Provider exclusively for or on behalf of AbbVie, Service Provider represents and warrants that the Processing and transmission of such Personal Information was and is compliant with all applicable laws, Service Provider’s own applicable terms of use and privacy policy(ies), and the notices provided to and consents obtained from the individuals whose Personal Information is being transmitted.

This information is confidential to AbbVie.

8.4	Receipt of Inquiries. Service Provider shall ensure that AbbVie is notified immediately and in any event no later than seven (7) calendar days from receipt of any communication from: (i) any individual relating to that individual’s rights to access, amend, transfer, restrict, delete, or exercise any other right or request with respect to such individual’s AbbVie Personal Information; or (ii) any third-party (including, but not limited to, any legal or regulatory authority) relating to the Processing of any AbbVie Personal Information by Service Provider for or on behalf of AbbVie. Service Provider shall not respond to any such communications without the consent of AbbVie and shall further provide all reasonable assistance to AbbVie and shall comply with all reasonable instructions of AbbVie in responding to such communications.

8.5	Cardholder Data. In the event Service Provider is Processing credit or debit card account numbers or related information provided by AbbVie or collected for or on behalf of AbbVie, then Service Provider shall, at all times, maintain compliance with the applicable Payment Card Industry Data Security Standard.

8.6	International Data Transfers AbbVie Personal Information shall not be transferred between AbbVie and Service Provider across international borders unless such transfer is necessary for Service Provider to perform Services and the transfer is described in this Agreement or any attached schedules. Where applicable law requires AbbVie or Service Provider to implement additional measures to effectuate international data transfers, then Service Provider will, at AbbVie’s request, promptly implement such measures.

8.7	Data Protection Assistance. Service Provider shall provide full and prompt cooperation with and assistance to AbbVie with respect to any data protection and privacy obligations required for the Processing of AbbVie Personal Information under this Agreement. Such cooperation and assistance shall include but is not limited to completing data protection impact assessments and/or prior consultations that may be required in respect of any Processing carried out under this Agreement, data subject rights requests provided by AbbVie with respect to AbbVie Personal Information, securely deleting AbbVie Personal Information and/or providing AbbVie with a list of AbbVie Personal Information categories or specific elements about a particular individual maintained by Service Provider on AbbVie’s behalf. Service Provider shall respond to such requests within the timeframes requested by AbbVie; provided, however, Service Provider shall complete any data subject rights requests provided by AbbVie within fifteen (15) days of receiving such request.

8.8	Retention. Service Provider agrees to retain AbbVie Personal Information for only so long as necessary to conduct the Services or as may otherwise be required under applicable law.

8.9	Notice of AbbVie Privacy Practices. To the extent AbbVie Processes Personal Information of Services Personnel, notification of AbbVie’s privacy practices, including but not limited to a description of the categories of Personal Information collected, the purposes of Processing, data subject rights, and cross-border transfers, are described at https://www.abbvie.ca/en/privacy.html. Service Provider represents and warrants that, to the extent it discloses or makes available Personal Information about Services Personnel to AbbVie, Service Provider shall make such Services Personnel aware of the AbbVie privacy notice referenced in this Section 8.9.

This information is confidential to AbbVie.

8.10	Certification. Service Provider certifies that it understands and will comply with applicable data protection laws and the requirements with respect to the Processing AbbVie Personal Information set forth in this Agreement. Service Provider shall immediately notify AbbVie if makes the determination that it has not, or can no longer meet, its obligations under this Agreement with respect to the Processing of AbbVie Personal Information. Upon such notice, AbbVie may require Service Provider to cease and/or remediate such unauthorized Processing of AbbVie Personal Data, or otherwise terminate this Agreement for cause.

8.11	Records. Service Provider shall maintain a written record of all AbbVie Personal Information Processing activities carried out on behalf of AbbVie under this Agreement and any Service, SOW or PO. Such record shall contain, at a minimum:

a)	the name and contact details of AbbVie as controller, Service Provider as processor, and any subcontractors / subprocessors of Service Provider;

b)	the name and contact details of the respective data protection officers of AbbVie, Service Provider, and Service Provider’s subcontractors / subprocessors;

c)	the categories of Processing carried out;

d)	transfers to third countries or international organizations and documentation of the suitable safeguards employed; and

e)	a written agreement to apply the security controls that may be applicable under Schedule A (AbbVie Third Party Security Controls) hereto.

Service Provider shall provide such written record to AbbVie promptly upon request and agrees that such written record may be submitted by AbbVie in its discretion to any third- party data controller (where applicable) and to relevant government authorities.

9.       Data Security.

9.1	Data Security Program. Service Provider shall maintain a documented security program that has reasonable administrative, technical, and physical safeguards that are commensurate with the laws and industry standards relevant to Service Provider’s business activities and protects AbbVie Data according to its sensitivity. The minimum standards for Service Provider’s security controls that shall apply to the Services are set forth in Schedule A (AbbVie Third Party Security Controls).

This information is confidential to AbbVie.

9.2	Data Security Incident. In the event of any actual or suspected security incident affecting AbbVie Data Processed by Service Provider (a “Data Security Incident”), Service Provider shall:

a)	immediately, and in any event no later than twenty-four (24) hours following discovery of such Data Security Incident, send written notice of the incident via e- mail to csirt@abbvie.com;

b)	not make any statements or notifications about the Data Security Incident to any individual affected by the incident, the public or any third-party without AbbVie’s prior written approval;

c)	immediately take steps to investigate and mitigate the Data Security Incident, including all such steps reasonably requested by AbbVie and, in conducting such investigation and mitigation, Service Provider shall reasonably cooperate with AbbVie, including by providing access to Service Provider’s premises, books, logs and records to the extent necessary to investigate and mitigate the Data Security Incident;

d)	take all remediation efforts required by applicable law or reasonably directed by AbbVie; and

e)	if requested by AbbVie, provide AbbVie within five (5) business days after the request a report that describes: (A) the nature and extent of the Data Security Incident; (B) the AbbVie Data (including separate identification of AbbVie Personal Information) affected unless otherwise provided herein; (C) supporting evidence, including system, network and application logs related to the incident; (D) the investigative, corrective and remedial actions completed, and planned to be completed (and the dates by which such actions will be completed) by Service Provider; and (E) an assessment of the security impact to AbbVie.

9.3	Location of Primary and Backup Data Centers. Service Provider will store AbbVie Data at only the data centers specified in Schedule B (AbbVie Approved Third Party Data Centers). Service Provider may not store AbbVie Data at any other data centers without notifying AbbVie in writing in advance.

9.4	Return/Destruction. Within sixty (60) days following the earlier to occur of (i) termination of the Services or (ii) AbbVie’s written request, Service Provider shall, in accordance with AbbVie’s written direction, securely transfer to AbbVie (or to a third party designated by AbbVie), or destroy, all AbbVie Data received or created in the course of providing the Services, to the extent permitted by law, subject to the following:

a)	all transfers of AbbVie Data in accordance with the foregoing shall occur in a structured and widely used format, or such other format as mutually agreed by the Parties;

b)	Service Provider shall promptly notify AbbVie of any inability to securely return or destroy AbbVie Data in accordance with the terms hereof;

c)	as soon as is feasible following the transfer of any AbbVie Data to AbbVie or a third party designated by AbbVie, Service Provider shall destroy all copies of such data in its possession except for copies it is required to maintain by law; and

d)	Service Provider agrees that all AbbVie Data retained by Service Provider as required by law shall remain subject to the requirements of this Agreement or any Service.

This information is confidential to AbbVie.

10.     Intellectual Property Rights, Information Technology, Deliverables, and Work Product.

10.1	All data, reports, communications, material, information, innovations, inventions, or discoveries (whether or not patentable or copyrightable), Deliverables, or Work Product conceived, reduced to practice, made or developed by Service Provider solely or jointly with others in connection with the performance of the Services, and all Intellectual Property Rights embodied therein, shall be promptly disclosed to and be the sole property of AbbVie, and Service Provider hereby assigns to AbbVie all right, title, and interest therein without any obligation on AbbVie to pay royalties or other remuneration therefore. To the extent Service Provider cannot assign to AbbVie any right, title, and interest in and to any Work Product or Deliverable, Service Provider grants to AbbVie an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide licence (with rights to sublicense), or the broadest licence that Service Provider is legally capable of granting, to utilize, copy, reproduce, modify, create derivative works, perform, or publicly display such non-assignable rights, title, and interest. To the extent Service Provider cannot assign or licence to AbbVie any such right, title, or interest, Service Provider irrevocably waives and agrees never to assert a claim against AbbVie for or in connection with such non-assignable and non-licensable rights (including moral rights), title, and interest. Service Provider shall not permit any employee or other person to contribute to the production of the Deliverables or Work Product or perform any portion of the Services under this Agreement unless such employee or other person expressly and irrevocably, in writing, assigns all right, title, and interest in the Deliverables or Work Product to Service Provider and waives in favour of Service Provider any moral rights in the Deliverables or Work Product. At AbbVie’s request and expense, Service Provider shall execute such documents and take such other actions as AbbVie deems necessary or appropriate to obtain, record, or enforce patents, copyrights, or assignments thereof in AbbVie’s name. AbbVie’s rights to ownership are limited to the content it uploads and utilizes on the Service Provider’s platform, and to the exclusion of Service Provider’s ownership as described in the following paragraph. AbbVie’s rights are limited to said content, even if AbbVie, through work it has paid Service Provider for, provides ideas, suggestions, and or any modifications to the technology Platform.

Notwithstanding the foregoing, AbbVie shall not acquire ownership of any materials, information, know-how, tools, models, methodologies, techniques, software, documents and/or other Intellectual Property Rights owned by Service Provider prior to the performance of Services under this Agreement or after the performance of same, or that is licensed by Service Provider from any third party (all of the foregoing, “Pre-existing Intellectual Property Rights”). Service Provider retains all rights to its platform, including rights that may have been performed on behalf of AbbVie, paid for by AbbVie, but does not include the rights to AbbVie’s content as descried in the previous paragraph. Service Provider hereby grants to AbbVie a non-exclusive, irrevocable, royalty-free worldwide licence to use, modify, and enhance such Pre-existing Intellectual Property Rights (including the right to sublicense) to the extent that such licence is required to enable AbbVie to make use of the Services hereunder, including without limitation any Deliverables and Work Product.

This information is confidential to AbbVie.

10.2	All application and system development shall follow industry best practices and processes for secure programming. Service Provider shall be responsible for verifying that all software developers working on application and system development under this Agreement have been trained on and are knowledgeable and proficient on secure programming techniques and able to deal with all current application vulnerabilities, including, but not limited to (a) open web application security project’s top ten web code vulnerabilities (“OWASP Top 10”), (b) web application security consortium threat classification version 2 (“WASC TCv2”) and (c) the common weakness enumeration top 25 most dangerous (“CWE-25”). Service Provider shall perform an application security assessment on all applications, and any modifications, updates, new versions or releases, or any other changes to such applications prior to delivery to AbbVie or installation on any AbbVie or third-party system. The application security assessments shall include, at a minimum, penetration tests, source code reviews, and other tests and assessments necessary to identify security vulnerabilities as identified by industry recognized organization, i.e. OWASP Top 10, CWE-25, SANS vulnerabilities, etc. Upon AbbVie request, Service Provider shall furnish AbbVie with a summary and/or copies of the reports generated by the scanning products/services. AbbVie reserves the right to perform scans, either directly or via a third-party service, if it applies.

11.	Representations and Warranties. Service Provider represents and warrants that Service Provider shall perform all Services and Deliverables in a good and workmanlike manner using reasonable skill and care and that such Deliverables will materially conform to the requirements set forth in the specific SOW or PO. Service Provider represents and warrants that the Deliverables provided hereunder shall not violate or infringe upon any patent, copyright, trademark, trade secret, or other Intellectual Property Right of any third party.

12.	Presentations and Publications. Service Provider shall not present or publish, nor submit for publication, any work resulting from Service Provider’s Services provided hereunder without AbbVie’s prior written approval.

13.	Public Announcements. Service Provider shall not use the name of AbbVie in any publicity, advertising, announcement or for any other commercial purpose without the prior written approval of AbbVie.

14.	Compliance. In the performance of the Services hereunder, Service Provider shall comply with all applicable federal, provincial, and local laws, regulations, industry codes of practice, and guidelines. Service Provider shall also comply with AbbVie policies while on AbbVie’s premises or performing Services. Without limiting the generality of the foregoing, Service Provider represents, warrants, and undertakes that Service Provider is and will continue to be in compliance with all applicable anti-bribery and anti-corruption laws, and that neither Service Provider, nor its employees or agents, has either given or offered to give, and will not give or offer to give, directly or indirectly, money, property, services, or anything else of value to any government official, government entity, or private person to secure a business advantage, to obtain or retain business, or to direct business to any person/entity or away from any person/entity.

This information is confidential to AbbVie.

15.       Audit/Inspection/Regulatory Communications.

15.1	Service Provider shall, throughout the term, at its own cost, maintain adequate and accurate written management-approved practices and procedures (“SOPs”) that describe in detail how Service Provider shall perform specific tasks, services, and functions related to the Services to be performed, and shall make them accessible to AbbVie, upon AbbVie’s request. If Service Provider, during the term, intends to modify its SOPs relevant to thet conduct of the Services, Service Provider shall, at least thirty (30) days prior to implementation of such modifications, provide notification of such proposed modifications to the AbbVie Contact.

15.2	Service Provider shall, at its own cost, maintain adequate and accurate books and records that in reasonable detail accurately and fairly reflect transactions and asset disposals with respect to Service Provider’s performance of its obligations under this Agreement, including without limitation records of payments made by or to, and expenses incurred by Service Provider as a result of this Agreement, and Service Provider shall retain these records until the later of (a) five (5) years after expiry or termination of this Agreement, or (b) as required by applicable law.

15.3	In performance of the Services, Service Provider shall follow its SOPs (unless in conflict with the terms hereof or of any SOW) and shall have initial training and retraining as necessary on all applicable SOPs for all Services Personnel.

15.4	Service Provider shall, upon request by AbbVie with reasonable advance notice, cause AbbVie (including its employees, representatives and authorized agents) to have access, at reasonable business hours, to (i) inspect all facilities, equipment, procedures, and practices being employed by Service Provider or any Services Personnel in the provision of the Services under this Agreement, and (ii) examine and audit all records, files, notebooks, relevant operating procedures, and data relating to the Services and/or Deliverables provided, in order to assure the true and accurate recording of data and confirm Service Provider’s compliance with the terms of this Agreement. Any significant non-compliance issues identified during any such inspection or audit will be communicated to Service Provider and Service Provider shall provide a corrective action plan in writing to AbbVie within fifteen (15) days of receipt of a corrective action request letter from AbbVie. AbbVie may, at its sole discretion, prohibit Service Provider from further performance of any Services until resolution of all such non-compliance issues is complete to AbbVie’s reasonable satisfaction. If Service Provider does not consent to the audit or fails to provide access or information to AbbVie’s satisfaction or disagrees with the recommended remediation or fails to implement it, AbbVie may (but is not obliged to) terminate this Agreement by written notice to Service Provider. In the event resolution cannot be reached within a reasonable period of time following AbbVie’s communication to Service Provider of the significant non-compliance issues, AbbVie may terminate this Agreement for cause.

This information is confidential to AbbVie.

15.5	Upon request by any properly authorized officer or employee of any regulatory authority, Service Provider shall permit such officer or employee, at reasonable times, to interview key Service Provider personnel and key Services Personnel, have access to, copy, and verify documents in Service Provider’s or any Services Personnel’s possession or under their control, related to the Services and/or Deliverables, and that are required to be maintained under applicable laws and regulations, and shall submit such documents (or copies thereof) to such regulatory authorities when it is required. Service Provider shall (i) notify AbbVie immediately upon receiving from any regulatory authority any such requests and (ii) immediately provide AbbVie with a copy of any documents received from or provided to any regulatory authority, to the extent relating to the Services as well as any findings by a regulatory authority as they become available. Notwithstanding the foregoing, Service Provider shall, within three (3) days of receipt of any regulatory citation or notice, which relates to the Services, provide AbbVie with an explanation of (A) the issues identified by the regulatory authority, (B) Service Provider’s proposed response thereto, and (C) the applicability thereof to the Services. The provisions of this paragraph shall survive for a period of one (1) year after termination of the Services.

15.6	Notwithstanding anything to the contrary herein, AbbVie may, as the result of an action by an applicable regulator, in its discretion and without penalty suspend all or any portion of the Services associated with this Agreement or any SOW upon twenty-four (24) hours’ prior written notice to Service Provider. In such cases, Service Provider shall use commercially reasonable efforts to resume the suspended work promptly upon its receipt of written notice that AbbVie has lifted the suspension.

16.	Adverse Event and Product Quality Complaint Reporting. If necessary, as determined in AbbVie’s sole discretion, the Parties shall enter into a Pharmacovigilance Agreement prior to the performance of the Services for the purposes of facilitating accurate, timely exchange of Adverse Events and Product Quality Complaints and each Party’s compliance with regulatory reporting requirements.

17.	Indemnity. Service Provider shall hold AbbVie harmless from and against all breaches of this Agreement by Service Provider and other claims, actions, damages, liabilities, and expenses (including reasonable attorney’s fees and costs) arising out Service Provider’s negligence or willful misconduct in it performance of the Services, or infringement of third party rights relating to AbbVie’s use of Service Provider’s platform, Deliverables or Work Product. AbbVie shall hold Service Provider harmless from and against all breaches of this Agreement by AbbVie and other claims, actions, damages, liabilities, and expenses (including reasonable attorney’s fees and costs) arising out AbbVie’s negligence or willful misconduct in the performance of its obligations under this Agreement.

18.	No Restrictions. Service Provider represents and warrants that the terms of this Agreement are not inconsistent with any other contractual or legal obligations Service Provider may have or with the policies of any institution with which Service Provider is employed or associated.

19.	Non-debarment. Service Provider represents and warrants that neither Service Provider, nor any of Service Provider’s employees or agents providing services or products under this Agreement, has ever been is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Individual or Debarred Entity. A “Debarred Individual” is an individual who has been debarred by the U.S. Food and Drug Administration (“FDA”) pursuant to Title 21 United States Code § 335a (a) or (b) or by any other competent regulatory authority from providing services in any capacity to a person that has an approved or pending drug product application. A “Debarred Entity” is a corporation, partnership or association that has been debarred by FDA pursuant to Title 21 United States Code § 335a (a) or (b) or by any other competent regulatory authority, from submitting or assisting in the submission of any drug application, or a subsidiary or affiliate of such a corporation, partnership, or association. Service Provider further covenants, represents, and warrants that if, during the term of this Agreement, Service Provider, or any of Service Provider’s employees or agents providing services or products under this Agreement, becomes or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Individual or Debarred Entity, Service Provider shall immediately notify AbbVie, and AbbVie shall have the right to immediately terminate this Agreement. This provision shall survive termination or expiration of this Agreement.

This information is confidential to AbbVie.

20.	Independent Contractor. Service Provider’s status under this Agreement is that of an independent contractor. Service Provider shall not be deemed an employee, agent, partner, or joint venture of AbbVie for any purpose whatsoever, and Service Provider shall have no authority to bind or act on behalf of AbbVie. This Agreement shall not entitle Service Provider to participate in any benefit plan or program of AbbVie. Service Provider shall be responsible for and agree to comply with obligation under federal and provincial tax laws for payment of income and, if applicable, self-employment tax. Service Provider is not entitled to worker’s compensation coverage by AbbVie, and Service Provider hereby waives any and all rights Service Provider may have to coverage under AbbVie’s worker’s compensation policies.

21.	No Endorsement. This Agreement has not been made in exchange for any explicit or implicit agreement that Service Provider purchase, recommend or otherwise arrange for the use of AbbVie products.

22.	Waiver. No waiver of any term or condition of this Agreement in any instance shall be deemed to be or construed as a further or continuing waiver of such term of condition or of any other term of condition of this Agreement.

23.	Assignment/Subcontracting/Subprocessing.

23.1	Assignment. Except as provided below, the rights and obligations under this Agreement shall not be assigned, subcontracted, or delegated to third parties by Service Provider without the prior written consent of AbbVie, which consent may be granted or withheld by AbbVie in its sole discretion and subject to such conditions as AbbVie may determine. Either Party may assign this Agreement or delegate some or all of its rights and obligations under this Agreement to one or more of its Affiliates without the consent of the other Party, however any such assignment will not relieve the assignor of any of its obligations under this Agreement. In the event any assignment, subcontracting, or delegation is approved in accordance with this provision, Service Provider shall and hereby does assume responsibility for ensuring compliance and adherence to all terms and provisions of this Agreement by the approved party assuming obligations under this Agreement, and Service Provider shall be liable for any breach by such party.

This information is confidential to AbbVie.

23.2	Subcontracting/Subprocessing.

a)	AbbVie grants general authorization to the subprocessing of AbbVie Data if Service Provider provides AbbVie with a list of subprocessors. Otherwise, Service Provider shall not subcontract/subprocess (including to an Affiliate) the Processing of AbbVie Data to any party other than Service Provider without AbbVie’s prior written consent (which shall not be unreasonably withheld). AbbVie shall have the right to review any contract (redacted to remove any confidential or proprietary information) between Service Provider and the proposed subcontractor/subprocessor relating to the Services. Services Provider represents and warrants that any contract with a subcontractor/subprocessor contains the same or similar obligations regarding data privacy and security, confidential information, Intellectual Property, and auditing to those to which Service Provider is bound hereunder. Service Provider shall maintain a copy of such executed subcontract for the purpose of AbbVie’s review for no less than the duration of the Services. For the avoidance of doubt, AbbVie’s general authorization to a subcontracting/subprocessing arrangement in no way limits Service Provider’s obligations hereunder to (A) cause Services Personnel to comply with the provisions herein and (B) be liable for all acts and omissions of its subcontractors/subprocessors to the same extent as if they were the acts and/or omissions of Service Provider.

b)	If the use of such subcontractor/subprocessor in the reasonable determination of AbbVie results in unreasonable delay, continuing inadequacy of Services or Deliverables, actual damages, opportunity costs, or significant financial/legal risks to AbbVie, AbbVie shall have the right in its sole discretion to require the prompt removal and/or replacement of such subcontractor/subprocessor by Service Provider and payment of actual damages incurred by AbbVie. Such remedies shall be implemented only following a meeting and review of any such alleged non-performance by the appropriate managers from each Party responsible for the performance or acceptance of the relevant Services or Deliverables. Nothing in the foregoing shall limit or impair any rights or remedies that either Party may have under law, equity, or otherwise.

c)	Service Provider shall (A) cause all Services Personnel to comply with Service Provider’s obligations hereunder or under an applicable SOW or PO, applicable to the portion of the Services or Deliverables being performed by such Services Personnel (which, for the avoidance of doubt, shall always include all of Service Provider’s obligations with respect to data privacy and security, confidential information, Intellectual Property and compliance with laws) and (B) be liable hereunder for the acts and omissions of Services Personnel to the same extent as if they were the acts or omissions of Service Provider.

d)	Service Provider shall conduct appropriate due diligence on all Services Personnel to ensure they have capabilities to comply with the obligations in this Agreement.

24.     Entire Agreement.

24.1	This Agreement and its schedules contain the complete understanding of the Parties with respect to the subject matters of this Agreement and supersede all prior agreements relating to the same subject matter. This Agreement may be modified only by written agreement signed by the Parties. It is specifically agreed that no printed (including standard terms) that may appear on any documents including any quotations, orders, acceptance notes, or invoices relating to the Services or products in this Agreement shall have any effect. Except as specifically set forth or referred to in this Agreement, and any applicable SOW or PO, there are no other Agreements between the Parties.

This information is confidential to AbbVie.

24.2	In the event of an inconsistency between the terms and conditions of a SOW and the terms and conditions of this Agreement, the terms and conditions of the SOW shall prevail.

24.3	In the event of an inconsistency between the terms and conditions of a PO or quote, and terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

24.4	For purposes of this Agreement, all use of the word “including” should be defined to mean “including, but not limited to”.

25.	Severability. If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable in a final non-appealable order, such holding shall in no way affect the validity of the remainder of this Agreement.

26.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, excluding its conflicts of laws provisions. Service Provider agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought in any court in the Province of Quebec having jurisdiction over the subject matter of any such suit, action or proceeding, and Service Provider hereby irrevocably and unconditionally attorns and submits to the jurisdiction of such courts.

27.	Language. The Parties have required this Agreement, as well as all related documents to be drawn in the English language. Les Parties aux présentes ont convenu que cette entente ainsi que tous les documents qui s’y rattachent soient rédigés en anglais.

28.	Counterparts. This Agreement may be executed in separate counterparts (including by electronic signature or by facsimile or other electronic transmission), each of which shall be an original document, with the same effect as if the signatures were upon the same instrument.

[signature page follows]

This information is confidential to AbbVie.

If the foregoing terms and conditions are acceptable, please have an authorized representative sign and date, and return a copy to the AbbVie Contact set forth in Section 4 above, at AbbVie Corporation, 8401 Trans-Canada Highway, St-Laurent (Quebec) H4S 1Z1. AbbVie shall countersign and provide a fully executed copy of this Agreement to the person set forth in Section 4 above.

ACCEPTED:		ACCEPTED:

ABBVIE CORPORATION		DOCOLA INC

	/s/ Michael Reny		/s/ Eran Kabakov
Name:	Michael Reny	Name:	Eran Kabakov
Title:	Senior Brand Manager, Lupron PCa	Title:	CEO
Date:	2022-01-05	Date:	12/22/2021

This information is confidential to AbbVie.

Schedule A

AbbVie Third Party Security Controls

Pursuant to Sections 8, 9, and 10, Service Provider shall implement and maintain the security activities listed below for the selected Data Classification category below:

Data Classification (select one):  ☐ Public  ☒ Internal Use  ☐ Restricted   ☐ Secret

For purposes of this Schedule A:

[***]

This information is confidential to AbbVie.